Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Completes the Acquisition of Paramount Solar

SAN MATEO, Calif., Sept. 9, 2013—SolarCity Corp. (Nasdaq: SCTY) has completed the acquisition of the assets of Paramount Energy Solutions, LLC dba Paramount Solar, a subsidiary of Paramount Equity, for a total consideration of $120 million, including 3,674,565 shares of SolarCity common stock priced at $31.65 per share, and $3.7 million in cash. The acquisition agreement was first announced on Aug. 13 and the transaction closed and became effective on Friday, Sept. 6. As previously announced, former Paramount Equity CEO Hayes Barnard has joined SolarCity as chief revenue officer in charge of the company’s sales and marketing organizations, effective immediately.

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company offers solar power, energy efficiency and electric vehicle services, and makes clean energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 14 states and signs a new customer every five minutes. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Media Contact:	Jonathan Bass SolarCity (650) 963-5156 press@solarcity.com